                                                                    EXHIBIT 99.1
                                                                    ------------


                                    CONTACTS:
                                    Roy Winnick or Mark Semer
                                    Kekst and Company
                                    (212) 521-4842 or 4802




                PHP HEALTHCARE AND PINNACLE HEALTH ENTERPRISES
                          SEEK CHAPTER 11 PROTECTION


Reston, Virginia, November 19, 1998 -- PHP Healthcare Corporation (NYSE: PPH) ("PHP" or the "Company") announced today that PHP and certain of its subsidiaries, including Pinnacle Health Enterprises LLC, have filed voluntary petitions for protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in Delaware.

The Company's action follows the expiration at midnight last night of the previously announced stand-still agreement among PHP, Pinnacle, the New Jersey Department of Banking and Insurance, the New Jersey Department of Health and Senior Services and HIP of New Jersey, Inc., under which the parties had been working together to identify a solution to the financial, operational and other issues affecting HIP and Pinnacle.

At 12:29 a.m. this morning, HIP attempted to terminate, by means of a letter faxed to a Pinnacle executive, the Health Services Agreement between Pinnacle and HIP of New Jersey. HIP's actions are inconsistent with the terms and conditions of the Health Services Agreement and there is no legal basis for this termination.

The Company will continue to work with appropriate authorities to ensure that the 194,000 medical plan and health network members that PHP and HIP of New Jersey serve continue to have access to high-quality medical services. PHP intends to continue the dialogue that has taken place over the past five days with HIP of New Jersey and the New Jersey Hospital Association, and any other parties that wish to participate in a solution of the financial, operational, and other issues affecting HIP and Pinnacle.

The Company said that it is currently making arrangements to secure debtor-in-possession financing to enable it to meet its immediate financial obligations, including the payment of post-petition vendor invoices and employee salaries.

The Company said that the only PHP subsidiaries that have sought or intend to seek bankruptcy protection are Pinnacle and PHP NJ MSO, Inc. The Company's Virginia Chartered Health Plan subsidiary, its District of Columbia Chartered Health Plan, and Health Cost Consultants, Inc. are stable, and none of these units has sought or requires such protection.


                                    - more -

A medical management company, PHP Healthcare Corporation manages medical risk through the acceptance of global capitation arrangements with HMOs and other health care payors. The Company also offers a full range of management services to the physician groups and hospitals that participate in provider-based networks developed by PHP.

Except for historical information, the statements preceding are forward-looking statements that involve risks and uncertainties. Investors are cautioned that such statements are only predictions and the actual events or results may differ materially. These forward-looking statements speak only as of this date. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements made today to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.


                                     # # #